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AMERICAN ITALIAN PASTA COMPANY                                          |NEWS
                                                                        |RELEASE

Contact:

Paul Geist
Vice President & Corporate Controller
816-584-5611

For Immediate Release

          AMERICAN ITALIAN PASTA COMPANY PROVIDES CERTAIN LIQUIDITY AND
               REVENUE INFORMATION, DISCUSSES DURUM WHEAT MARKET
             CONDITIONS, UPDATES RESTATEMENT PROCESS, AND ANNOUNCES
                    RESIGNATION OF DIRECTOR RAYMOND SILCOCK

KANSAS CITY, MO, August 2, 2007 - American Italian Pasta Company (OTC:AITP), the
largest  producer and  marketer of dry pasta in North  America,  today  provided certain  liquidity and revenue  information.  The Company also discussed current durum wheat  market  conditions,  updated the status of the  restatement  of its historical financial statements and announced the resignation of Raymond Silcock from its Board of Directors.

LIQUIDITY

For the third quarter of fiscal 2007,  ending on June 29, 2007,  the Company had total liquidity resources of $47.1 million,  consisting of cash on hand of $19.6 million and $27.5 million  available under the Company's $30.0 million revolving credit facility.

Total debt  outstanding on June 29, 2007 was $244.4 million.  Total debt, net of cash, was $224.8  million,  compared to $239.3 million as of September 29, 2006, the  Company's  fiscal year end,  reflecting  a  reduction  in net debt of $14.5 million in the nine months ended June 29, 2007.

For the nine months ended June 29, 2007,  the Company's  cash flows included the following items of  significance:  receipt of $3.0 million in  anti-dumping  and countervailing  duty income from the U.S. government under the Continued Dumping and Subsidy Offset Act of 2000 (which the Company  recorded as part of its first fiscal quarter revenue);  net cash interest of $21.4 million; cash taxes of $0.2 million;  capital  expenditures of $6.8 million;  net professional  fees of $7.0 million relating to the Audit Committee  investigation,  shareholder  litigation and related  matters;  and  management  consulting  fees of $2.8 million paid to
Alvarez & Marsal in connection with interim CEO and related services.

The Company noted that all liquidity  amounts  outlined  above are unaudited and are subject to adjustments.

American Italian Pasta Co.
August 2, 2007

REVENUE INFORMATION

As  previously  announced,  the Company has  changed its  reporting  of revenues regarding certain promotional expenses,  treating them as a reduction in revenue as opposed to selling  and  marketing  expense on the  Company's  statements  of operations.  While this reclassification  reduces reported revenues, it does not change reported net income (loss).  With this  reclassification,  total revenues for the nine months ended June 29, 2007 were $287.6  million  compared to $271.2 million in the nine months ended June 30, 2006,  reflecting  an increase of 6.5%
in revenue compared to the prior fiscal year.  Overall volume increased 0.9%, as compared to the prior fiscal year.  Excluding  liquidation sales of $0.4 million and $1.5  million  in the  first  nine  months of  fiscal  years  2007 and 2006, respectively, revenue increased 6.5% and volume increased 2.4% in the first nine months of fiscal 2007 compared to the previous  fiscal year's first nine months.
The Company has previously noted that it had significant obsolete inventory from prior  periods and believes that  providing  the revenue and volume  information excluding the sale of this inventory provides additional  information  regarding the Company's ongoing operations.

The Company also noted that all historical  revenue  amounts  outlined above are unaudited  and are  subject to  adjustments,  including  adjustments  related to promotional  expenses,  accounting  period  cutoff,  and other  related  revenue recognition  issues  resulting from the  previously  announced  Audit  Committee investigation.

DURUM WHEAT MARKET CONDITIONS

The Company noted that the current  market  outlook for durum wheat,  which is a significant  component  of its overall  production  costs,  has been  negatively impacted by recent adverse crop  conditions in Europe,  European supply contract defaults,  and resulting  increased  demand from  Europeans  for North  American supplies of durum.  In  addition,  the market  outlook has been  impacted by low available durum stocks globally.  The result has been escalating durum costs for the industry.  The magnitude of such  escalating  costs is more severe than that experienced last year. The Company will be seeking to offset this cost inflation through price increases and improved efficiencies; however, the potential impact on margins and earnings is  currently  difficult  to predict and  dependent  on, among other things, the competitive market in which the Company operates.

CEO COMMENTS

"We have continued to improve our operations with increased  revenue and volume, while also  driving cash flow and  reducing  the  Company's  net debt," said Jim
Fogarty,  CEO of AIPC.  "While we face challenges in the durum wheat market,  we believe our operational  improvements provide a solid foundation for us to react to our escalating cost pressures and to continue to move our business forward."

American Italian Pasta Co.
August 2, 2007

RESTATEMENT UPDATE

The  Company  anticipates  completing  its  internal  preparation  of  financial statements and annual  reports on Form 10-K for its fiscal year ended  September
30,  2005 and for its fiscal year ended  September  29, 2006 in the last half of
August  2007.  However,  the Company  cannot  currently  predict when the review process by its independent  registered  public  accounting firm will be complete and thereby allow the Company to conclude the process to file audited  financial statements and annual reports on Form 10-K for these periods.

The completion and the filing of audited financial statements and annual reports on Form 10-K for fiscal 2005 and fiscal 2006 are subject to a number of factors, including the ongoing  investigations  in which the Company is cooperating,  the review  of  and  continued  analysis  of  issues  by the  Company's  independent
registered   public   accounting  firm,  and  any  regulatory   review  that  is
necessitated by the Company's restatement process.

RESIGNATION OF DIRECTOR RAYMOND SILCOCK

Raymond Silcock has recently  accepted the position of Senior Vice President and
Chief  Financial  Officer of UST,  Inc.  Mr.  Silcock  has  advised the Board of
Directors  that  with  his new  position  he will  not be able to meet  the time commitments  of the AIPC  Board,  and  therefore,  has  resigned  from the Board effective today.

ABOUT AIPC
Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has four  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona and Verolanuova,  Italy. The Company
has approximately 600 employees located in the United States and Italy.

When used in this release,  the words "anticipate,"  "believe,"  "estimate," and
"expect"  and similar  expressions  are  intended  to  identify  forward-looking statements, but are not the exclusive means of identifying these statements. The statements by the Company  regarding the expected  liquidity  position as of the end of its third fiscal  quarter 2007 and fiscal year end 2006, and the expected revenues for its first fiscal three-quarters of 2006 and 2007, the filing of its audited financial statements and annual reports on Form 10-K for fiscal 2005 and
fiscal  2006,  and  the  durum  wheat  costs  and  pasta  price   increases  are
forward-looking.   Actual  results  or  events  could  differ  materially.   The
differences could be caused by a number of factors,  including,  but not limited to, the findings of the Audit Committee  investigation,  the Company's review of its  financial  statements,  a review  and/or audit of the  Company's  financial statements by its independent  registered  public accounting firm, the SEC staff review, and the conclusions reached regarding financial  reporting.  The Company will not update any forward-looking  statements in this press release to reflect future events.

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